Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Release”) is made by and between David J. Castagnola (“Employee”), Wesco Aircraft Hardware Corp. (the “Company”) and Wesco Aircraft Holdings, Inc. (“Parent”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).  Capitalized terms used in this Release but not defined herein shall have the meanings assigned to them in the Agreement (as defined below).

WHEREAS, Employee and the Company are parties to that certain Executive Severance Agreement dated as of April 6, 2015 (the “Agreement”);

WHEREAS, the Employee’s employment with the Company has terminated effective as of April 26, 2017 (the “Separation Date”) and the Company has delivered this Release to the Employee prior to the Separation Date;

WHEREAS, this Release constitutes the release of claims referred to in Section 3(d) of the Agreement and the execution of this Release by the Employee is a condition to Employee’s right to receive the severance payments and benefits set forth in Section 3(a) of the Agreement; and

WHEREAS, the Company and Employee wish to fully and finally resolve all matters between them as provided in this Release.

NOW, THEREFORE, the Parties, intending to be legally bound hereby, agree as follows:

1.     Separation.

a.             The Employee understands and acknowledges that the Employee’s employment with the Company shall terminate and has terminated effective on the Separation Date (the “Separation”).

b.             Effective as of the Separation Date, the Employee hereby resigns from all officer, director or other positions with the Company, Parent and any of their subsidiaries and affiliates, including, for the avoidance of doubt, the Employee’s position as a member of the board of directors of Parent, such that, as of the Separation Date, the Employee shall not and does not hold any position (whether as an officer, director, manager, employee, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company, Parent and their subsidiaries and affiliates.

c.             The Employee agrees that Employee shall promptly return all Company property in Employee’s possession, including, but not limited to, Company confidential information and trade secrets, computer hardware/software, credit and telephone cards, access cards and keys, Company cars (subject to Employee’s entitlements under Section 3(a)(iv) of the Agreement), PDAs and cellular phones.

d.             The Employee agrees that the Employee will take any further action, including executing any documents or instruments, reasonably requested by the Company in connection with the foregoing.

2.     Severance Payments and Benefits.

a.             Subject to Employee’s compliance with the terms of this Release and the Agreement (including but not limited to Sections 4, 5, 6 and 8 thereof) and with Employee’s other continuing obligations to the Company, Employee will receive the severance payments and benefits set forth in Section 3(a) of the Agreement.  Such payments will be made in accordance with and subject to the terms and conditions of Section 3(a) and the other relevant provisions of the Agreement.

b.             Upon his commencement of employment with the Company in April 2016, the Employee was granted an award of 94,280 shares of restricted stock in Parent (the “Initial Restricted Stock Grant”), which was scheduled to vest in a single installment on the three year anniversary of the date grant, subject to the Employee’s continued employment with the Company on such date and the Company’s attaining a return on invested capital of at least 12% for the twelve month period ending March 31, 2018 (the “Performance Condition”).  Subject to Employee’s compliance with the terms of this Release and the Agreement (including but not limited to Sections 4, 5, 6 and 8 thereof) and with Employee’s other continuing obligations to the Company, the Company and Parent agree that as of the Effective Date (as defined below) of this Agreement, two-thirds of the Initial Restricted Stock Grant (62,853 shares) shall become immediately vested and non-forfeitable and, for the avoidance of doubt, the Performance Condition shall no longer apply.  The remaining one-third of the Initial Restricted Stock Grant shall be forfeited by Employee without consideration as of the Separation Date.

c.             The parties acknowledge that on October 1, 2015, the Executive was granted, with respect to Parent’s common stock, 106,412 stock options (the “2015 Stock Option Grant”), 39,469 restricted shares (the “2015 Restricted Stock Grant”) and 38,308 performance share units (the “2015 PSU Grant” and, together with the 2015 Stock Option Grant and the 2015 Restricted Stock Grant, the “2015 Equity Grant”).  Subject to Employee’s compliance with the terms of this Release and the Agreement (including but not limited to Sections 4, 5, 6 and 8 thereof) and with Employee’s other continuing obligations to the Company, the Company and Parent agree that as of the Effective Date, the Executive will vest in that portion of the 2015 Equity Grant that was otherwise scheduled to vest on September 30, 2017.  The number of restricted shares that will vest pursuant to the foregoing is 13,156 shares and the number of stock options that will vest pursuant to the foregoing is 35,470 options, which options have an exercise price of $12.06.  The Executive will not vest in any performance share units as a result of this Section 2.c.

d.             On September 30, 2016, the Employee vested in options to purchase 35,471 shares of Parent’s common stock, representing the first one-third tranche of the 2015 Stock Option Grant, such that the total number of vested stock options held by the Executive (including the stock options that vest pursuant to Section 2.c.) is 70,941, which options have an exercise price of $12.06 (the “Vested Options”).  Subject to Employee’s compliance with the terms of this Release and the Agreement (including but not limited to Sections 4, 5, 6 and 8 thereof) and with Employee’s other continuing obligations to the Company, the Company and Parent agree that, with respect to the Vested Options, Employee’s Separation from the Company will be treated as a Wesco Approved Retirement under Parent’s stock option Retirement Policy, such that, notwithstanding the provisions of the applicable stock option agreement providing for termination of the Vested Options 90 days after the Separation Date, the Vested Options shall remain exercisable until the one year anniversary of the Separation Date (subject to earlier termination of the Vested Options pursuant to Parent’s 2014 Incentive Award Plan in connection with a corporate event).

e.             The Executive acknowledges that as of the Separation Date, he will forfeit without consideration the remaining unvested portion of the 2015 Equity Grant and all other outstanding equity awards held by him that have not vested prior to the Separation Date, including all such awards granted to him in calendar year 2016.

f.             All payments and benefits provided under or pursuant to this Release shall be subject to Section 3(h) of the Agreement.

3.     Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and any of its direct or indirect subsidiaries and affiliates (including, without limitation, Parent, Haas Group Inc., The Carlyle Group and each of their affiliated entities), and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release (as defined in Section 10 below), including, without limitation:

a.             any and all claims relating to or arising from Employee’s employment  or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

b.             any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.             any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.             any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Pennsylvania Human Relations Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

e.             any and all claims for violation of the federal or any state constitution;

f.             any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.             any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Release; and

h.             any and all claims for attorneys’ fees and costs not otherwise provided for in this Release.

Employee agrees that the release set forth in this Section 3 shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, and claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates.  This release further does not release claims for breach of the Company’s obligations under this Release, any claims arising from any omissions or acts that occur after the Effective Date of this Release, or any claims for or rights to indemnification pursuant to any separate agreement entered into with the Company or any of its affiliates, any directors and officers liability insurance, the Company’s or any of its affiliate’s bylaws or articles or certificate of incorporation or applicable law.  Nothing in this Agreement shall be deemed to prohibit the Employee from providing information to or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body and nothing in this Agreement is intended to limit the Employee’s right to receive an award for information provided to any government agency.

4.     Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that:  (a) Employee should consult with an attorney prior to executing this Release; (b) Employee has 21 days within which to consider this Release; (c) Employee has 7 days following Employee’s execution of this Release to revoke this Release pursuant to written notice delivered to the Company (attention of John Holland, Executive Vice President and Chief Legal Officer of the Company at the following address:  Wesco Aircraft, 24911 Avenue Stanford, Valencia, California 91355); (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Release and returns it to the Company in less than the 21 day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Release.  In the event Employee revokes this Release, the Executive will receive none of the payments and benefits provided under Section 2 hereof and Section 3 shall not apply; however, the provisions of Section 1 hereof shall remain in effect.

5.     Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.

6.     Section 409A.

a.             Employee’s right to receive any payments under this Release shall be treated as a right to receive a series of separate payments and, accordingly, each such payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code.  No payment hereunder shall be accelerated by the Company unless the Company chooses to accelerate a payment hereunder and such acceleration would not result in additional tax or interest pursuant to Section 409A of the Code.

b.             The intent of the Parties is that the payments and benefits under this Release comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Release shall be interpreted to be in compliance therewith.  If the Employee or the Company believes, at any time, that any payment pursuant to this Release is subject to taxation under Section 409A of the Code, then (i) it shall advise the other and (ii) to the extent such correction is possible to avoid taxation under Section 409A without any material diminution in the value of the payments or benefits to Employee, the Company and Employee shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which such payments are to be made, in the least restrictive manner necessary in order to comply with the provisions of Section 409A and the Section 409A Regulations in order to avoid taxation under Section 409A.

7.     No Oral Modification.  This Release may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

8.     Governing Law and Venue.  The provisions of Section 12(d) of the Agreement shall apply to this Release.

9.     Notices.  Except as otherwise set forth herein, the provisions of Section 12(e) of the Agreement shall apply to this Release.

10.  Effective Date.  Employee has seven days after he signs this Release to revoke it and this Release will become effective on the eighth day after Employee signed this Release, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).  Notwithstanding anything to the contrary herein, the Separation shall occur on the Separation Date in accordance with the provisions of Section 1 and the recitals hereto and all of the provisions of Section 1 are effective immediately upon the Employee’s execution of this Agreement.

11.  Voluntary Execution of Release.  Employee understands and agrees that Employee executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that:  (a) Employee has read this Release; (b) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release; (c) Employee has been represented in the preparation, negotiation, and execution of this Release by legal counsel of Employee’s own choice or has elected not to retain legal counsel; (d) Employee understands the terms and consequences of this Release and of the releases it contains; and (e) Employee is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

EMPLOYEE

Dated: April 27, 2017	/s/ David J. Castagnola
David J. Castagnola

COMPANY

Dated: April 27, 2017	By:	/s/ John Holland
Name: John Holland
Title: Executive Vice President and Chief Legal Officer